Exhibit 99.1

                                                          Financial News Release

For Immediate Release

                                       Contact:  Mobius Management Systems, Inc.
                                                 Raymond F. Kunzmann
                                                 914-921-7446
                                                 rkunzman@mobius.com

                                                 Investor Relations
                                                 Makovsky & Company Inc.
                                                 Gene Marbach
                                                 212-508-9645
                                                 emarbach@makovsky.com

                                                 Media Relations
                                                 Richard Dukas Communications
                                                 Richard Dukas
                                                 212-704-7385
                                                 richard@richarddukas.com

             Mobius Management Systems, Inc. Names Mauricio Barberi
                     New Senior Vice President of Marketing

Rye, NY, February 28, 2005 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of software for total content management (TCM), today announced the appointment of Mauricio Barberi, 37, as senior vice president of marketing.

Mr. Barberi previously served as vice president, marketing and product management at C3i, Inc., a leading provider of information technology and outsourcing services to the life sciences industry. At C3i, Mr. Barberi played a leadership role in establishing the marketing and product management functions and contributed to a 100% growth in revenue over a 2 1/2 year period. Prior to C3i, he held a similar position at Notara, Inc., a provider of Web-based marketing process management software to Global 2000 consumer brand companies and their advertising, promotional and media partners. While at Notara, he developed the company's mission, vision and overall strategy and built the product management, marketing communications and business development teams. Mr. Barberi also led numerous marketing and sales strategy client engagements at Accenture and held product development and product management positions at Schlumberger. He holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology and an M.B.A. with an emphasis in marketing and operations from the Harvard Graduate School of Business Administration.


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Mitch Gross, president and chief executive officer of Mobius, said, "Mauricio has a broad range of experience that spans strategy development, product marketing and communications and will be a key contributor in driving Mobius growth over the coming years. I'm pleased to welcome him to our management team."

Added Mr. Barberi, "Mobius has excellent technology and operates in the important and growing content management market. In addition, the company possesses an outstanding customer base. I look forward to leveraging my experience as part of the team that shapes the company's strategy and builds awareness of our ability to meet customers' needs. One of my immediate goals is to provide the tools to help make our sales force more productive."



About Mobius
------------
Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for total content management (TCM). The company's ViewDirect(R) TCM suite integrates content from multiple, disparate repositories and delivers it via content-intensive applications including Web site, digital asset and document management; workflow and imaging; Internet presentment and payment; e-mail and records management; and enterprise report distribution. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York, with sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore, as well as a network of agents in Central and South America, Europe, Middle East, Africa and Asia.